ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell / Jason Maymudes
Scott Francis (9l8) 25l-9121	(212) 896-1250 / (212) 896-1211
grussell@kcsa.com / jmaymudes@kcsa.com

ADDvantage Technologies Announces Financial Results for the
Fiscal Third Quarter of 2012
- - -
Total revenue of $8.5 million and net income of $0.05 per diluted share

BROKEN ARROW, Oklahoma, August 7, 2012 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its results for the three and nine month periods ended June 30, 2012.

Revenue for the three months ended June 30, 2012 slightly decreased to $8.5 million compared to $8.7 million for the same period last year. Sales of new equipment were $4.6 million for the three months ended June 30, 2012 as compared to $5.6 million for the three months ended June 30, 2011.  New equipment sales continued to be negatively impacted by several factors including the continued economic downturn in the cable television industry as multiple system operator (“MSO”) customers continue to conserve cash and limit capital expenditures.  Net refurbished equipment sales were $2.7 million for the three months ended June 30, 2012 as compared to $1.9 million for the same period last year.  This increase was driven primarily by our acquisition of Adams Global Communications in May 2011.  Service revenue was unchanged at $1.2 million for the three month period ended June 30, 2012 compared to June 30, 2011.

Net income was $0.5 million, or $0.05 per diluted share for the three month periods ended June 30, 2012 and 2011.  Net income for the third quarter of fiscal 2012 benefited from a $0.2 million reduction in interest expense compared to the same period last year, which was a result of the Company paying off one of its term loans in March 2012 and the termination of the associated interest rate swap agreement.

For the nine months ended June 30, 2012, revenue was relatively unchanged at $26.7 million compared to $26.8 million for the same period last year.  Net income for the nine month period was $0.8 million, or $0.08 per diluted share, as compared to $1.8 million, or $0.18 per diluted share, for the first nine months of fiscal 2011.  Net income for the nine months ended June 30, 2012 included a charge to interest expense of $0.8 million for the termination of the interest rate swap agreement.

“Our results for the fiscal third quarter of 2012 continued to reflect a general weakness in equipment sales due to the economic downturn in the cable television industry.  This was partially offset by revenues generated from our acquisition of Adams Global Communications in May 2011, which allowed us to report a 40% increase in our refurbished equipment sales and relatively flat total revenue for the quarter compared to the same period last year.  Also, our payoff of one of our term loans and the associated interest rate swap agreement in March 2012 led to a significant reduction in interest expense for the fiscal third quarter of 2012.  As a result, we reported net income of $0.5 million, which was flat compared to the same period of fiscal 2011,” stated David Humphrey, President and CEO of ADDvantage Technologies.

“The company continues to evaluate growth opportunities, both organically and through acquisitions.  We believe that our current business is well positioned financially to support these activities, which would help stimulate both short-term and long-term growth,” concluded Mr. Humphrey.

Earnings Conference Call
As previously announced the Company will host a conference call on Tuesday, August 7, 2012, at 12:00 p.m. Eastern Time featuring remarks by Ken Chymiak, Chairman of the Board, David Humphrey, President and Chief Executive Officer, Dave Chymiak, Chief Technology Officer, and Scott Francis, Chief Financial Officer. The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is (877)-852-6543 (domestic) or (719)-325-4744 (international).  All dial-in participants must use the following code to access the call: 4990038. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through August 21, 2012 at (877) 870-5176 (domestic) or (858) 384-5517 (international). Participants must use the following code to access the replay of the call: 4990038. The online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Cisco, Motorola, ARRIS and Fujitsu Frontech North America, as well as operating a national network of technical repair centers.  The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries, ComTech Services and Adams Global Communications. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

(Tables follow)

ADDVANTAGE TECHNOLGIES GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011
Sales:
Net new sales income	$4,643,661	$5,568,777	$15,616,934	$18,510,943
Net refurbished sales income	2,691,269	1,923,665	7,646,819	4,624,947
Net service income	1,163,843	1,202,763	3,470,371	3,685,466
Total net sales	8,498,773	8,695,205	26,734,124	26,821,356
Cost of sales	5,910,937	6,127,808	18,879,948	18,689,684
Gross profit	2,587,836	2,567,397	7,854,176	8,131,672
Operating, selling, general and administrative expenses	1,828,238	1,642,403	5,387,715	4,686,050
Income from operations	759,598	924,994	2,466,461	3,445,622
Interest expense	7,300	170,417	1,106,662	530,704
Income before provision for income taxes	752,298	754,577	1,359,799	2,914,918
Provision for income taxes	293,000	287,000	530,000	1,108,000
Net income	459,298	467,577	829,799	1,806,918

Other comprehensive income:
Unrealized gain (loss) on interest rate swap, net of taxes	–	(29,838)	587,258	200,953

Comprehensive income	$459,298	$437,739	$1,417,057	$2,007,871

Earnings per share:
Basic	$0.05	$0.05	$0.08	$0.18
Diluted	$0.05	$0.05	$0.08	$0.18
Weighted average shares used in per share calculation:
Basic	10,189,120	10,195,135	10,198,691	10,164,487
Diluted	10,189,683	10,197,372	10,199,756	10,168,613

ADDVANTAGE TECHNOLGIES GROUP, INC.
CONSOLIDATED BALANCE SHEETS

	June 30, 2012 (unaudited)	September 30, 2011 (audited)
Assets
Current assets:
Cash and cash equivalents	$3,167,601	$10,943,654
Accounts receivable, net of allowance of $300,000	3,153,566	4,244,049
Income tax refund receivable	86,711	349,745
Inventories, net of allowance for excess and obsolete
inventory of $1,908,000 and $1,556,000, respectively	23,852,155	25,777,747
Prepaid expenses	124,483	177,486
Deferred income taxes	1,122,000	1,059,000
Total current assets	31,506,516	42,551,681

Property and equipment, at cost:
Land and buildings	8,794,272	8,683,679
Machinery and equipment	2,958,699	2,856,615
Leasehold improvements	205,797	205,797
Total property and equipment, at cost	11,958,768	11,746,091
Less accumulated depreciation and amortization	(3,658,749)	(3,392,329)
Net property and equipment	8,300,019	8,353,762

Other assets:
Deferred income taxes	–	403,000
Goodwill	1,560,183	1,560,183
Other assets	13,778	19,245
Total other assets	1,573,961	1,982,428

Total assets	$41,380,496	$52,887,871

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,364,524	$2,675,907
Accrued expenses	865,880	1,240,224
Notes payable – current portion	184,008	1,814,008
Total current liabilities	2,414,412	5,730,139

Notes payable, less current portion	1,548,614	10,244,120
Deferred income taxes	53,000	–
Other liabilities	–	957,258

Shareholders’ equity:
Common stock, $.01 par value; 30,000,000 shares authorized;10,465,323 and 10,431,354 shares issued, respectively; and 10,189,120 and 10,207,390 shares outstanding, respectively	104,653	104,314
Paid in capital	(5,779,980)	(5,884,521)
Retained earnings	43,559,897	42,730,098
Accumulated other comprehensive loss:
Unrealized loss on interest rate swap, net of tax	–	(587,258)
Total shareholders’ equity before treasury stock	37,884,570	36,362,633

Less: Treasury stock, 276,203 and 223,964 shares, respectively, at cost	(520,100)	(406,279)
Total shareholders’ equity	37,364,470	35,956,354

Total liabilities and shareholders’ equity	$41,380,496	$52,887,871